EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Post-Effective Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-198600) of RenovaCare, Inc. of our report dated March 28, 2016, on our audits of the consolidated balance sheets of RenovaCare, Inc. and Subsidiaries ("the Company") as of December 31, 2015 and 2014, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the years then ended. We also consent to the reference to us under the heading "Experts" in the Registration Statement.

Our report, dated March 28, 2016, contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming the Company will continue as a going concern. The Company has incurred net operating losses and operating cash flow deficits. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington

April 14, 2016